Exhibit 10.1

NOTICE OF AWARD OF RESTRICTED SHARE UNITS
Jackson Financial Inc. (the “Company”), pursuant to its 2021 Omnibus Incentive Plan, as amended from time to time (the “Plan”), hereby awards to you a restricted share unit award (the “Award”) with respect to the number of shares of the Company’s common stock (“Shares”) indicated below in this Notice of Award of Restricted Share Units (the “Notice”). The Award is effective on the grant date indicated below and is subject to the terms set forth herein and in the Restricted Share Unit Award Agreement attached hereto (the “Award Agreement”) and the Plan, each of which is incorporated by reference. Capitalized terms that are used in this Notice but not defined in this Notice have the meanings given to such terms in the Plan.

Participant:	###PARTICIPANT_NAME###
Grant Date:	###GRANT_DATE###
Number of RSUs Granted:	###TOTAL_AWARDS###
Settlement Form:	Share Settled
Vesting Schedule:	The Award will vest in three (3) equal installments on the first, second, and third anniversaries of the Grant Date, subject in each case to the Participant’s continued employment with the Company or one or more of its Subsidiaries through the applicable vesting date and subject further to accelerated vesting in certain cases, all as specified in the attached Award Agreement.

Please review the Plan and the attached Award Agreement for important information about the Restricted Share Units. For your award to be effective, the Award Agreement must be electronically reviewed and accepted on the Shareworks by Morgan Stanley website at https://shareworks.solium.com/solium/servlet/userLogin?requested_lang=en within three (3) months of the grant date.  If you have any questions regarding the Shareworks by Morgan Stanley website, you can call 1-877-380-7793.  If you have general inquiries on your Award, please contact compensation@jackson.com.

Attachments:     Restricted Share Unit Award Agreement

RESTRICTED SHARE UNIT AWARD AGREEMENT
This Restricted Share Unit Award Agreement (“Award Agreement”) contains the Terms and Conditions of the Restricted Share Units awarded by the Company to the Participant indicated in the Notice of Award of Restricted Share Units to which this document is attached (the “Notice”) and constitutes a binding agreement by and between Jackson Financial Inc. (the “Company”), and the employee whose name is set forth on the Notice. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Jackson Financial Inc. 2021 Omnibus Incentive Plan, as amended from time to time (the “Plan”).
1.Grant of Restricted Share Units. The Company hereby evidences and confirms its grant to the individual whose name is set forth on the Notice (the “Participant”), effective as of the grant date set forth on the Notice (the “Grant Date”), of the number of Restricted Share Units set forth on the Notice (the “RSUs”). Each RSU represents the unfunded, unsecured right of the Participant to receive one (1) Share or a cash payment that is equal to the Fair Market Value of one (1) Share, as applicable and in accordance with the Settlement Form identified in the Notice. The RSUs are also subject to the terms and conditions of the Plan, which are incorporated by reference herein.
2.Vesting of RSUs; Effect of Termination of Employment.
(a)Vesting. Except as otherwise provided in this Section 2 or in the Plan or as approved by the Administrator, all of the RSUs shall vest in accordance with the vesting schedule set forth in the Notice (each date on which RSUs are scheduled to vest, a “Vesting Date”), and the terms of this Award Agreement (including the Notice and the Plan), subject to the Participant’s continued employment with the Company or its Subsidiary through each applicable Vesting Date.
(b)Effect of a Termination of Employment. In the event of a Participant’s termination of employment at any time before all of the Participant’s RSUs have vested, outstanding, unvested RSUs shall vest or become forfeited as follows (the occurrence of each such event described in Section 2(b)(i)-(iv), a “Vesting Event”):
(i)Death. All of the unvested RSUs shall become fully vested on the Participant’s death, subject to the Participant’s continued employment with the Company or its Subsidiary through such date;
(ii)Disability. All of the unvested RSUs shall become fully vested on the termination of the Participant’s employment due to Disability, provided that (1) the Participant remains employed with the Company or its Subsidiary through such date, and (2) such vesting shall be conditioned on the Participant executing a general release of claims as described in Section 4(b) and any RSUs that do not vest pursuant to this 2(b)(ii) shall automatically be forfeited and cancelled;
(iii)Without Cause; for Good Reason. If the Participant’s employment is terminated (y) by the Company or its Subsidiary without Cause; or (z) by the Participant for Good Reason (as defined below) then, (1) a pro rata portion of the number of RSUs scheduled to
-A1 of 8-

vest on the Vesting Date next following termination shall immediately become vested conditioned on the Participant executing a general release of claims as described in Section 4(b), with such pro rata portion determined based on the portion that has elapsed, as of the termination date, of the period between (a) the most recent Vesting Date that occurred prior to termination (or the Grant Date, if no Vesting Date had yet occurred) and (b) the scheduled Vesting Date next following termination, and (2) RSUs that do not vest pursuant to this Section 2(b)(iii) shall automatically be forfeited and cancelled as of the Participant’s termination date; and
(iv)Qualifying Retirement. If the Participant’s employment terminates in a Qualifying Retirement (as defined below) at any time before all of the Participant’s RSUs have fully vested, all of the unvested RSUs shall vest in accordance with the vesting schedule set forth in the Notice; provided, that (i) at least six (6) months must have elapsed from the Grant Date to the date of termination of the Participant’s employment for any termination initiated by the Participant to be treated as a Qualifying Retirement, and (ii) such vesting shall be conditioned on the Participant executing a general release of claims as described in Section 4(c) and the Administrator’s determination that the Participant remains in material compliance with the restrictive covenants set forth in Section 12(b).
(v)Any Other Reason. Upon termination of the Participant’s employment at any time before all of the Participant’s RSUs have vested for any reason other than the Participant’s death, Disability, Qualifying Retirement, termination by the Company without Cause or by the Participant for Good Reason, all unvested RSUs shall be forfeited and cancelled as of the effective date of such termination of employment.
(c)Employment. For purposes of this Award Agreement, employment with the Company will be deemed to include employment with the Company or the Company’s Subsidiary, but in the case of employment with or service to a Subsidiary, only during such time as such Subsidiary is an affiliate of the Company.
(d)Effect of a Change in Control. Upon the occurrence of a Change in Control, all then outstanding unvested RSUs shall be treated as provided in the Plan.
3.Termination for Cause. If the Participant’s employment is terminated for Cause, or if the Participant resigns at such time as the Company could have terminated the Participant’s employment for Cause, then notwithstanding any other provision of this Award Agreement, the Participant will immediately forfeit any remaining unvested RSUs (or cash otherwise payable, as applicable), along with any Shares issuable, or cash payment payable, as applicable, with respect to such RSUs (even if otherwise vested) for which Shares (or cash) have not yet been delivered, and any cash amounts payable under Section 9(b).
4.Delivery.
(a)In the case of the vesting of the RSUs on a scheduled Vesting Date, as described in Section 2(a), or due to a Participant’s death, one (1) Share, or a cash payment equal to the Fair Market Value of one (1) Share, as applicable, shall be delivered in respect of each RSU then vesting, within thirty (30) days following (i) the occurrence of the scheduled Vesting Date or (ii)
-A2 of 8-

the Participant’s death, as applicable. In the event of the death of the Participant, the delivery of Shares or cash payment under this Section 4 shall be made to the Participant’s estate.
(b)In the case of the vesting of RSUs due to a Vesting Event described in Sections 2(b)(ii) and (iii) (termination due to Disability, termination without Cause or, if applicable, with Good Reason), one (1) Share, or a cash payment equal to the Fair Market Value of one (1) Share, as applicable, will become deliverable in respect of each RSU then vesting, subject to the Participant executing a general release of claims in favor of the Company and its affiliates, directors and officers in a form provided by the Company (“Release of Claims”) and to such release becoming irrevocable within fifty-five (55) days after such termination (such 55-day period, the “Release Period”). Subject to the Participant’s compliance with the release requirement described in the preceding sentence, Shares or cash payments deliverable following a termination due to Disability or following a termination without Cause or with Good Reason will be delivered on the date the release becomes irrevocable (but if the Release Period spans two (2) taxable years of the Participant, not before the first day of such second taxable year). If the Participant fails to timely satisfy this release requirement, all RSUs that would otherwise vest under Sections 2(b)(ii) and (iii), as applicable (along with any Shares issuable, or any cash payable, as applicable, with respect to such RSUs), shall be forfeited and the Participant will have no further rights with respect thereto.
(c)In the case of the vesting of RSUs due to a Participant’s Qualifying Retirement described in Section 2(b)(iv), then, subject to the Participant’s compliance with Section 12(b) and execution of a Release of Claims, one (1) Share, or a cash payment equal to the Fair Market Value of one (1) Share, as applicable, will become deliverable in respect of each RSU then vesting. Shares or cash payments deliverable under this Section 4(c) will be delivered (i) within thirty (30) days of each applicable Vesting Date that would have otherwise applied to the Participant’s unvested RSUs if the Participant had remained employed or, if later, (ii) on the date on which the Release of Claims becomes irrevocable (but if the Release Period spans two (2) taxable years of the Participant, not before the first day of such second taxable year). If the Participant fails to timely execute a Release of Claims as outlined in Section 4(b), all RSUs that would otherwise vest under Section 2(b)(iv) (along with any Shares issuable, or any cash payable, as applicable, with respect to such RSUs) shall be forfeited and the Participant will have no further rights with respect thereto.
5.Certain Definitions. For purposes of this Award Agreement and notwithstanding any provision of the Plan to the contrary, the following definitions will apply:
(a)“Cause” means any of the following: (i) the Participant’s commission of a crime involving fraud, theft, false statements or other similar acts or commission of any crime that is a felony (or comparable classification in a jurisdiction that does not use these terms); (ii) the Participant’s engaging in any conduct that constitutes an employment disqualification under applicable law with respect to a material portion of the Participant’s work duties; (iii) the Participant’s willful or grossly negligent failure to perform his or her material employment-related duties for the Company or a Subsidiary, or willful misconduct in the performance of such duties; (iv) the Participant’s material violation of any Company or Subsidiary policy as in effect from time to time; (v) the Participant’s engaging in any act or making any public statement that
-A3 of 8-

materially impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Company or its Subsidiaries; (vi) the Participant’s failure to return to a partial or full-time in-office working environment, as required by the Company, following a remote work arrangement that was temporary in nature; or (vii) the Participant’s breach of any award agreement, employment agreement, or noncompetition, nondisclosure or nonsolicitation agreement to which the Participant is a party or by which the Participant is bound; provided that in the case of any Participant who, as of the date of determination, is a party to an effective services, severance, consulting or employment agreement with the Company or any Subsidiary of the Company that employs such individual, “Cause” shall have the meaning, if any, specified in such agreement. A termination for Cause shall be deemed to include a determination by the Committee following a Participant’s termination of employment that circumstances existing prior to such termination would have entitled the Company or one of its Subsidiaries to have terminated such Participant’s employment for Cause. All rights a Participant has or may have under the Plan shall be suspended automatically during the pendency of any investigation by the Committee or its designee, or during any negotiations between the Committee or its designee and the Participant, regarding any actual or alleged act or omission by the Participant of the type described in the applicable definition of Cause.
(b)“Good Reason” means:
(i)in the case of any Participant who, as the date of determination is party to an effective services, severance, consulting or employment agreement with the Company or any Subsidiary of the Company that employs such individual that defines “Good Reason,” the meaning specified in such agreement; or
(ii)if no such agreement exists or if such agreement does not define “Good Reason,” the occurrence of one or more of the following without the Participant’s express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within ninety (90) days of the Participant’s knowledge of the appliable circumstances): (i) a material reduction in the Participant’s base salary; (ii) a material reduction in the Participant’s target annual total cash compensation, which is comprised of base salary, target annual bonus opportunity, and target annual production-related sales compensation (if applicable); or (iii) a geographical relocation of the Participant’s principal office location by more than fifty (50) miles. For the avoidance of doubt, to the extent the Company requires a Participant to return to a partial or full-time in-office working environment following a remote work arrangement that was temporary in nature, such required return to office shall not constitute Good Reason. In order for a termination of employment for Good Reason to be effective, the Participant must terminate his or her employment within thirty (30) days following the expiration of the cure period set forth in this Section 5(b)(ii).
(c)“Qualifying Retirement” means the Participant’s “separation from service” within the meaning of Section 409A of the Code after the Participant (i) has attained age fifty-five (55) and completed at least ten (10) years of employment with the Company or a Subsidiary, or (ii) has attained a minimum age of fifty (50), and the sum of (y) the Participant’s age, plus (z)
-A4 of 8-

number of years of service, both calculated in completed years and months, equals sixty-five (65) or more.
6.Adjustments Upon Certain Events. The Administrator shall, in its sole discretion, make equitable substitutions or adjustments to the number of Shares and the RSUs pursuant to Section 4.3 of the Plan.
7.No Right to Continued Employment. Neither the Plan, the Notice nor this Award Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship with, the Company or any of its Subsidiaries. Further, the Company (or, as applicable, its Subsidiaries) may at any time dismiss the Participant, free from any liability or any claim under the Plan, the Notice or this Award Agreement, except as otherwise expressly provided herein.
8.No Acquired Rights. The Award has been granted entirely at the discretion of the Administrator. The grant of the Award does not obligate the Company to grant additional Awards to the Participant in the future (whether on the same or different terms).
9.No Rights of a Stockholder; Dividend Equivalent Payments.
(a)The Participant shall not have any rights or privileges as a stockholder of the Company in respect of RSUs, which for the avoidance of doubt includes no rights to dividends or to vote, until the underlying Shares have been registered in the Company’s register of stockholders as being held by the Participant.
(b)Section 9(a) notwithstanding, in the event that the record date for an ordinary dividend cash payment on the Shares occurs following the Grant Date and prior to the date on which the RSUs are settled, a Dividend Equivalent shall be credited in respect of each RSU granted to the Participant hereunder that is then outstanding, in an amount equal to the amount of such cash dividend. The dollar value of each such Dividend Equivalent shall be deemed reinvested in additional RSUs (rounded to the third decimal), based on the closing market price of a Share reported for the date the corresponding dividend is payable to shareholders. The additional RSU(s) into which the Dividend Equivalent is deemed reinvested shall not be payable unless the related RSUs (or portion thereof) vest and shall be forfeited to the extent that the related RSUs (or portion thereof) are forfeited. Any such additional RSUs shall be paid when the related RSUs vest, in the same form as the related RSUs.
10.Transferability of RSUs. Except as set forth in Section 4(a), the RSUs (and, prior to their actual issuance, the Shares) may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 10 shall be void and unenforceable. Notwithstanding the foregoing, the Participant may, with the prior approval of the Company, transfer the RSUs for estate planning purposes.
-A5 of 8-

11.Withholding; Taxation; Specified Employees.
(a)The Company and the Participant shall cooperate to satisfy applicable federal, state and local income and employment tax withholding requirements applicable to the grant, vesting and settlement of the RSUs and any Dividend Equivalents payable under Section 9(b) (the “Required Withholding”). The Company shall withhold from the Shares that would otherwise have been transferred to the Participant in settlement of vested RSUs the number of Shares necessary to satisfy the Participant’s Required Withholding unless, subject to the Company’s consent, the Required Withholding shall previously have been satisfied by the Participant or from other amounts payable by the Company to the Participant and, if applicable, shall deliver the remaining Shares to the Participant. The amount of the Required Withholding and the number of Shares to be withheld by the Company, if applicable, to satisfy Participant’s Required Withholding, as well as the amount reflected on tax reports filed by the Company, shall be based on the then Fair Market Value of the Shares. The obligations of the Company under this Award Agreement will be conditioned on such satisfaction of the Required Withholding.
(b)The Award and this Award Agreement are intended to comply with Section 409A of the Code and should be interpreted accordingly. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of the Plan and this Award Agreement, the provisions of this Award Agreement will govern, and in the case of any conflict or potential inconsistency between this Section 11 and the other provisions of this Award Agreement, this Section 11 will govern. Nonetheless, the Company does not guarantee the tax treatment of the Award.
(c)In no event will the Participant be permitted to designate, directly or indirectly, the taxable year of the delivery. To the extent the Award includes a “series of installment payments” as described in Treas. Reg. §1.409A-2(b)(2)(iii), the Participant’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment. The Award is subject to offset solely to the extent permitted by the Plan and Section 409A of the Code. To the extent any payment under the Award is conditioned on the effectiveness of a release of claims and the period the Participant is afforded to consider the release spans two (2) taxable years of the Participant, payment will be made in the second taxable year.
(d)Notwithstanding anything in this Award Agreement to the contrary, (i) to the extent permitted by Treas. Reg. §1.409A-3(j)(4)(vi) and subject to the approval of the Administrator, settlement of the Award may be accelerated to the extent necessary to satisfy employment tax withholding obligations that arise with respect to the Award, and (ii) the Company may terminate this arrangement and deliver Shares hereunder in a manner consistent with Treas. Reg. §1.409A-3(j)(4)(ix).
(e)Notwithstanding any other provisions of this Award Agreement to the contrary, to the extent necessary to comply with the requirements of Section 409A with respect to any individual who is a “specified employee” within the meaning of Section 409A, delivery of Shares on account of termination of the Participant’s employment with the Company or any Subsidiary may not be made before the date that is six (6) months after the date of such termination of employment (or, if earlier, the date of the Participant’s death).
-A6 of 8-

12.Clawback/Forfeiture; Other Company Policies.
(a)Notwithstanding anything to the contrary contained herein or in the Plan, in consideration for the grant of this Award, the Participant agrees that the RSUs and any Shares or cash delivered in settlement of the RSUs, including in respect of Dividend Equivalents pursuant to Section 9(b), (i) will be subject to the terms of the Jackson Financial Inc. Compensation Clawback Policy, as may be amended from time to time and, in accordance with such policy, may be subject to the requirement that the Shares underlying the RSUs or any cash payments made in respect thereof be repaid or returned to the Company after they have been distributed to the Participant, and (ii) will, along with any other equity interests in the Company held by the Participant, be subject to any policy with respect to hedging or pledging of Shares that the Company may have in effect from time to time.
(b)Unless otherwise approved by the Administrator, as a condition to the Qualified Retirement Vesting Event described in Section 2(b)(iv), the Participant shall not, to the extent permitted by applicable law, during the period following a Qualifying Retirement and prior to the applicable Vesting Date(s), without the prior written consent of the Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, member of any other firm, partnership, corporation or other entity, or in any other capacity, (i) own any interest in, manage, control, participate in, consult with, render services for, or otherwise be or be connected in any manner with any business competing directly or indirectly with the business of the Company or the business of its Subsidiaries or any other business that the Company and its Subsidiaries have conducted during the one-year period immediately preceding the date of such Qualifying Retirement or has plans to conduct as of the date of such Qualifying Retirement anywhere in the world, or (ii) induce or attempt to induce any customer, supplier, broker, agent, licensee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or interfere in any way with the relationship between any such customer, supplier, broker, agent, licensee or business relation and the Company or any of its Subsidiaries. Accordingly, the Participant agrees that, unless otherwise approved by the Administrator, without limiting any of the Company’s rights pursuant to any clawback or recapture policy that the Company may have in effect from time to time, in the event of the Participant’s violation of any of the covenants contained in this Section 12(b), the Participant will immediately forfeit all unvested RSUs held by the Participant, and the Participant will have no further rights with respect thereto.
13.Choice of Law. THE AWARD, THIS AWARD AGREEMENT AND THE NOTICE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE. ANY ACTION TO ENFORCE THE AWARD, THIS AWARD AGREEMENT OR THE NOTICE MUST BE BROUGHT IN A COURT SITUATED IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, COURTS SITUATED IN MICHIGAN. EACH PARTY HEREBY WAIVES THE RIGHT TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.
-A7 of 8-

14.RSUs Subject to Plan. All the RSUs are subject to the Plan, a copy of which has been provided to the Participant and the terms of which are incorporated herein by this reference. Except as set forth in Section 11(a), if there is any inconsistency between any express provision of this Award Agreement and any express term of the Plan, the express term of the Plan shall govern.
15.Entire Agreement; Severability. The Plan, this Award Agreement and the Notice contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of the Notice or this Award Agreement shall be valid unless the same shall be in writing and signed by the parties hereto. Whenever possible, each provision of this Award Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Award Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Award Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
16.Acceptance of RSUs and Agreement. The Participant has indicated the Participant’s consent and acknowledgement of the terms of this Award Agreement pursuant to the instructions provided to the Participant by or on behalf of the Company. The Participant acknowledges receipt of the Plan, represents to the Company that the Participant has read and understood the Notice, this Award Agreement and the Plan, and, as an express condition to the grant of the RSUs under the Notice and this Award Agreement, agrees to be bound by the terms of the Notice, this Award Agreement and the Plan. The Participant and the Company each agrees and acknowledges that the use of electronic media (including, without limitation, a click-through button or checkbox on a website of the Company or a third-party administrator) to indicate the Participant’s confirmation, consent, signature, agreement and delivery of the Notice, this Award Agreement and the Plan is legally valid and has the same legal force and effect as if the Participant and the Company signed and executed this Award Agreement in paper form. The same use of electronic media may be used for any amendment or waiver of this Award Agreement.
17.Transferability of Shares. Any Shares issued or transferred to the Participant pursuant to the Award shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan, the Notice, this Award Agreement or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Administrator may cause a legend or legends to be put on any certificates representing such Shares or make an appropriate entry on the record books of the appropriate registered book-entry custodian, if the Shares are not certificated, to make appropriate reference to such restrictions.

-A8 of 8-